Exhibit 99.1

Polaris Declares Regular Cash Dividend and

Announces $1 Billion Share Repurchase Authorization

MINNEAPOLIS (October 26, 2023) Polaris Inc. (NYSE: PII) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.65 per share payable on December 15, 2023 to shareholders of record at the close of business on December 1, 2023. The Board also authorized a share repurchase of up to $1 billion of the Company’s outstanding common stock. The authorization is effective immediately and is in addition to the previous share repurchase authorization, which was announced in April 2021 which has approximately $204 million remaining under such prior authorization. Polaris has repurchased 1.4 million shares year-to-date.

Polaris Chief Financial Officer Bob Mack stated, “As part of our 2022-2026 financial framework, we set out to repurchase at least 10% of our outstanding shares of common stock. We continue to view share repurchases as a prudent source of capital allocation and this authorization allows us to deliver on our commitment to our shareholders, while reinforcing our confidence in our longer-term strategy.”

Stock repurchases will be made from time to time and may be executed through open market transactions or privately negotiated transactions, or otherwise in accordance with applicable federal securities laws, and may be suspended at any time. The new repurchase program has no expiration date and will be funded using the Company's cash on hand, cash from operations, or available credit facilities or other debt instruments. The timing and amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. There is no guarantee as to the number of shares that will be repurchased, and the repurchase program may be extended, suspended or discontinued at any time without prior notice at the Company’s discretion.

ABOUT POLARIS

As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; military and commercial off-road vehicles; snowmobiles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; Aixam quadricycles; Goupil electric vehicles; and pontoon and deck boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with a robust portfolio of parts, garments, and accessories. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 related to our plans with respect to share repurchases, involving, among other things, uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as our ability to make share repurchases; business and market conditions; the possibility that the share repurchase program may be suspended or discontinued; and other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and updated in the our subsequent reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Investor Contact:

J.C. Weigelt

JC.Weigelt@polaris.com

763-542-0525

Media Contact:

Jessica Rogers

jessica.rogers@polaris.com

763-513-3445